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                                   CONDUCTUS, INC.
                       NOTICE OF GRANT OF NON-EMPLOYEE DIRECTOR
                                AUTOMATIC STOCK OPTION



         Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Conductus, Inc. (the "Corporation"):

         OPTIONEE: ____________________________________________________________
         GRANT DATE: __________________________________________________________
         EXERCISE PRICE:  $ _________________________________  per share
         NUMBER OF OPTION SHARES: 3,000 shares
         EXPIRATION DATE: _____________________________________________________
         TYPE OF OPTION:     Non-Statutory Stock Option
         DATE EXERCISABLE:   Immediately Exercisable

         VESTING SCHEDULE: The Option Shares shall be unvested and subject to repurchase by the Corporation at the Exercise Price paid per share. Optionee shall acquire a vested interest in, and the Corporation's repurchase right will accordingly lapse with respect to,
         (i) thirty-three and one-third percent (33.333%) of the Option Shares upon Optionee's completion of one (1) year of Board service measured from the Grant Date and (ii) the balance of the Option Shares in successive equal monthly installments upon Optionee's completion of each of the next twenty-four (24) months of Board service measured from and after the first anniversary of the Grant Date. In no event shall any additional Option Shares vest after Optionee's cessation of Board service.

         Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the automatic option grant program under the Conductus, Inc. 1992 Stock Option/Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the



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terms of the Plan and the terms of the Option as set forth in the Automatic
Stock Option Agreement attached hereto as Exhibit A.

         Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

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         REPURCHASE RIGHT.  OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES
ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO A REPURCHASE RIGHT EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS. THE TERMS OF SUCH RIGHT SHALL BE SPECIFIED IN A STOCK PURCHASE AGREEMENT, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, EXECUTED BY OPTIONEE AT THE TIME OF THE OPTION EXERCISE.

         NO IMPAIRMENT OF RIGHTS. Nothing in this Notice or the attached Automatic Stock Option Agreement or in the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation and the Corporation's stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

         DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Automatic Stock Option Agreement.

___________________, 199 __
    Date


                                  CONDUCTUS, INC.


                                  By: _________________________________________

                                  Title: ______________________________________



                                  _____________________________________________
                                  OPTIONEE

                                  Address: ____________________________________

                                  _____________________________________________


ATTACHMENTS
Exhibit A - Automatic Stock Option Agreement
Exhibit B - Plan Summary and Prospectus